September 28, 2015

ConnectOne Bancorp, Inc.

301 Sylvan Avenue

Englewood Cliffs, NJ 07632

Re: ConnectOne Bancorp, Inc.

Registration Statement on Form S-4

Dear Sir or Madam:

We have acted as counsel for ConnectOne Bancorp, Inc., a New Jersey corporation (the “Company”) in connection with its registration statement on Form S-4 ( as subsequently amended, the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”). The Registration Statement includes a prospectus (the “Prospectus”) to be furnished to holders of the $50,000,000 in aggregate principal amount of 5.75% Subordinated Notes due 2025 of the Company originally issued on June 30, 2015 and outstanding as of the date hereof (the “Original Notes”) in connection with the proposed exchange of the Original Notes for $50,000,000 in aggregate principal amount of 5.75% Subordinated Notes due 2025 of the Company (the “New Notes”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

In so acting, we have examined, and relied as to matters of fact upon, the originals, or copies certified or otherwise identified to our satisfaction, of the Certificate of Incorporation and By-laws of the Company and such other certificates (including certificates of officers of the Company), records, instruments and documents, and have made such other and further investigations, as we have deemed necessary or appropriate to enable us to express the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

Based upon and subject to the qualifications, exceptions, assumptions, limitations, definitions, exclusions and other matters described in this opinion letter, we are of the opinion that when the New Notes have been duly authenticated and duly executed and delivered on behalf of the Company as contemplated by the Registration Statement, the New Notes will be legally issued and will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

This opinion is limited to the laws of the State of New Jersey and no opinion is expressed as to the laws of any other jurisdiction. The opinion expressed herein does not extend to compliance with federal and state securities laws relating to the sale of Rights Shares. The opinion is rendered solely for your benefit and that of subscribers in connection with the transaction described above and may not be used or relied upon by any other person without prior written consent in each instance.

/s/ WINDELS MARX LANE & MITTENDORF, LLP